Exhibit 99.1

Vision-Sciences, Inc. Announces $10.8 Million in Revenue for Fiscal 2010

ORANGEBURG, N.Y., June 2, 2010 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced results for its fiscal year ended March 31, 2010 (fiscal 2010).  For fiscal 2010, revenues were $10.8 million, a decrease of $2.0 million, or 16%, from the fiscal year ended March 31, 2009 (fiscal 2009).  Loss from operations in fiscal 2010 was $12.8 million compared to $12.7 million in fiscal 2009, an increase of less than $0.1 million.

Warren Bielke, our interim Chief Executive Officer, stated “We had a challenging fiscal 2010. Our ENT revenue was significantly affected by lower sales of ENT endoscopes to Medtronic. It is our opinion that our ability to now sell our ENT endoscopes directly to end users allows us to recapture lost revenue and improve our margins on those sales.” Mr. Bielke added “We are moving forward on our strategy of transforming Vision-Sciences from an R&D-focused company to a sales and marketing-driven company, with the primary goal of revenue growth and improved margins. We have begun to significantly increase our sales and marketing efforts to support our product lines and continue to improve and refine the manufacturing of our videoscopes, and, to that end, we are pleased to be making progress on selling Vision-Sciences endoscopes to teaching hospitals and academic institutions.”

Abbreviated results (in thousands, except for per share data and percentages) for fiscal 2010 and 2009 were as follows:

	Fiscal Year Ended March 31,
	2010	2009	Difference	%
Net sales	$10,810	$12,833	$(2,023)	-16%
Operating loss	(12,765)	(12,722)	(43)	0%
Net loss	(12,424)	(8,225)	(4,199)	196%
Net loss per share - basic and diluted	$(0.34)	$(0.22)	$(0.12)	183%

Please refer to the attached balance sheet and statement of operations for more detail.

The increase in operating loss of less than $0.1 million in fiscal 2010 was primarily attributable to lower gross profit of $1.4 million offset by a reduction in research and development (“R&D”) expenses of $1.5 million.

Net loss for fiscal 2010 was $12.4 million, or $0.34 per basic and diluted share, compared to a net loss of $8.2 million, or $0.22 per basic and diluted share in fiscal 2009.  The increase in net loss for fiscal 2010 was primarily attributable to the receipt of payments from Medtronic Xomed Inc. (“Medtronic”) and recognition of an associated gain of $5.0 million, net of direct costs, in fiscal 2009 for the sale to Medtronic of our ENT (ear, nose, and throat) EndoSheath® disposable product line in March 2007.

Medical sales decreased 21% to $7.9 million in fiscal 2010 from $10.0 million in fiscal 2009, while industrial sales increased 3% to $2.9 million from $2.8 million for the same period.  Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales decreased 51% to $2.9 million from $5.9 million;
•	urology sales decreased 1% to $2.2 million from $2.3 million;
•	bronchoscopy sales were $0.5 million (the video bronchoscope was initially launched at the end of the first quarter of fiscal 2010);
•	we recorded $0.2 million in connection with the milestone achievement for delivery of the first working prototype of the SpineView spinoscope; and
•	repairs, peripherals, and accessories sales increased 9% to $2.0 million from $1.8 million.

Net sales detail (in thousands, except for percentages) for fiscal 2010 and 2009 were as follows:

	Fiscal Year Ended March 31,
Market/Category	2010	2009	Difference	%
ENT and TNE	$2,875	$5,901	$(3,026)	-51%
Urology	2,245	2,274	(29)	-1%
Bronchoscopy	545	-	545	n/m *
SpineView milestone	225	-	225	n/m *
Repair, peripheral, and accessories	2,013	1,845	168	9%
Medical net sales	7,903	10,020	(2,117)	-21%
Industrial net sales	2,907	2,813	94	3%
Net sales	$10,810	$12,833	$(2,023)	-16%

* Not meaningful

With respect to ENT and TNE, our sales decrease in fiscal 2010 is primarily due to lower sales of our ENT endoscopes to Medtronic of approximately $2.9 million, or 97% of the decrease in our ENT and TNE sales. As announced on February 11, 2010, Medtronic no longer serves as the distributor for our ENT endoscopes effective April 1, 2010. Within the ENT area, we manufacture ENT endoscopes and have, for the past three years, sold these scopes exclusively to Medtronic.  Since April 1, 2010, we have sold our ENT endoscopes through our direct sales force in the U.S. and through distributors internationally.  With respect to urology, our sales benefitted in fiscal 2009 from initial orders of our videoscopes from our then-independent sales reps and international distributors, which was not repeated in fiscal 2010.

Vision-Sciences will host a conference call to discuss fiscal 2010 results and provide an update on the company on June 3, 2010 at 8:30 am EDT. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through June 10, 2010. The replay dial-in is 706.645.9291. The replay pass code is 78452934. The call may also be accessed via a live audio webcast available in the investor relations section of Vision-Sciences website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc.
Katherine Wolf, CFO & EVP Corporate Development
845-365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Audited)

	March 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,540	$1,975
Short-term investments	447	7,884
Accounts receivable, net of allowance for doubtful accounts of $347
and $283 at March 31, 2010 and 2009, respectively	1,147	1,818
Inventories, net	4,175	5,486
Prepaid expenses and other current assets	886	461
Current assets of discontinued operations	-	9
Total current assets	9,195	17,633

Property and equipment, at cost:
Machinery and equipment	3,584	3,069
Furniture and fixtures	225	132
Leasehold improvements	357	163
	4,166	3,364
Less—accumulated depreciation and amortization	2,237	1,576
Total property and equipment, net	1,929	1,788
Other assets, net of accumulated amortization of $84 and $78,
respectively	79	65
Deferred debt cost, net of accumulated amortization of $31	296	-
Total assets	$11,499	$19,486

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$55	$61
Accounts payable	867	1,014
Accrued expenses	984	1,110
Accrued compensation	1,107	856
Current liabilities of discontinued operations	-	6
Total current liabilities	3,013	3,047
Line of credit—related party	2,500	-
Capital lease obligations, net of current portion	61	28
Total liabilities	5,574	3,075

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value
Authorized—5,000 shares;
issued and outstanding—none	-	-
Common stock, $0.01 par value
Authorized—50,000 shares;
issued and outstanding—36,856 shares and 36,818 shares
at March 31, 2010 and 2009, respectively	369	368
Additional paid-in capital	81,968	80,031
Accumulated deficit	(76,412)	(63,988)
Total stockholders’ equity	5,925	16,411
Total liabilities and stockholders’ equity	$11,499	$19,486

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Audited)

	Fiscal Year Ended March 31,
	2010	2009

Net sales	$10,810	$12,833
Cost of sales	9,798	10,456
Gross profit	1,012	2,377

Selling, general, and administrative expenses	10,490	10,226
Research and development expenses	3,287	4,831
Restructuring charge (reversal)	-	(98)
Loss on disposal of fixed assets	-	140
Operating loss	(12,765)	(12,722)

Interest income	4	312
Interest expense	(12)	(16)
Debt cost expense	(31)	-
Other, net	(2)	36
Gain on sale of product line, net of direct costs	-	4,986
	(41)	5,318
Loss before provision for income taxes	(12,806)	(7,404)
Income tax (benefit) provision	(382)	21
Net loss from continuing operations	(12,424)	(7,425)
Net loss from discontinued operations	-	(565)
Net loss on sale of discontinued operations	-	(235)
Net loss	$(12,424)	$(8,225)

Net loss per common share - basic and diluted:
Continuing operations	$(0.34)	$(0.20)
Discontinued operations	-	(0.02)
Net loss on sale of discontinued operations	-	-
Net loss per common share - basic and diluted	$(0.34)	$(0.22)

Weighted average number of shares
outstanding - basic and diluted	36,853	36,818